ex 99.1

FOR IMMEDIATE RELEASE

Contact: Barry Foreman, Director

Telephone: (604 250-8900)

barryforeman@vstreetvenue.com

INFOTEC INKS DEAL WITH GALAXY NETWORKS

VANCOUVER, B.C., November 11, 2004 - Infotec Business Systems, Inc. (OTCBB:IFOB) is pleased to announce that the Company has executed a formal agreement to acquire all of the issued and outstanding shares of Galaxy Networks Inc. ("Galaxy"), a fully integrated Application Service Provider ("ASP"), in exchange for 20,000,000 restricted common shares of Infotec to be issued to Galaxy Shareholders and designated affiliates.  The Galaxy acquisition will result in a corporate change of control.  In conjunction with the transaction,  Carol Shaw and Barry Foreman have been appointed directors of the Company.  Ms. Shaw has also been appointed as President and CEO and Mr. Foreman has been appointed Secretary and Treasurer.  Robert Danvers has resigned as an officer and director of the Company.  Additional board appointments are expected to be made next week.

Galaxy Networks, headquartered in Richmond, British Columbia, is widely recognized as an industry leader in third generation video streaming solutions.  Galaxy offers a wide variety of ASP products and services, including, but not limited to, web site hosting; e-mail hosting; web-based e-mail; streaming video services and soon to be launched VOIP services to a well established and rapidly growing customer base.  Galaxy's extensive and successive experience in delivering high quality, cost effective service solutions to such well known corporate clients as hotSPORTSnetworks Corp, VStreetVenue, Kidzworld.com, Second Avenue Studio and allhollywood.com, to mention a few, has solidified its position as an ASP industry leader.

"Infotec's e-mail communication security solution product, commguardTM, will enable Galaxy to complete its circle of ASP products, allowing us to cover the full scope of available Internet service offerings and provide us with multimillion dollar revenue streams both now and in the future," states Carol Shaw, newly appointed President and Chief Executive officer of Infotec.

For further information on Galaxy's products and services, please view www.yourgalaxy.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential", and similar expressions.  These statements reflect the company's current beliefs and are based upon currently available information.  Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and intense competition which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.  The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release including such forward-looking statements.